UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2012

Commission File Number 000-54530

FOREX INTERNATIONAL TRADING CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2506 Campbell Place, Kensington MD 20895-3131
(Address of principal executive offices)

888-333-8075
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities

On April 29, 2011, GV Global Communications, Inc. (“GV”) provided funding to Forex International Trading Corp. (the "Company") in the aggregate principal amount of $111,000 (the “Loan”).  On September 25, 2012, the Company and GV entered into a Conversion Agreement pursuant to which the Company agreed to convert the Loan into 10,000 shares of Series C Preferred Stock of the Company, whihc was approved by the Board of Directors.

 Each share of Series C Preferred Stock is convertible, at the option of GV, into such number of shares of common stock of the Company as determined by dividing the Stated Value (as defined below) by the Conversion Price (as defined below).  The Conversion Price for each share is equal to a 50% discount to the average of the lowest three lowest closing bid prices of the Company’s common stock during the 10 day trading period prior to the conversion, representing a discount rate of 50%.  The stated value is $11.00 per share (the “Stated Value”).  The Series C Preferred Stock has no liquidation preference, does not pay dividends and the holder of Series C Preferred Stock shall be entitled to one vote for each share of common stock that the Series C Preferred Stock shall be convertible into.  GV has contractually agreed to restrict its ability to convert the Series C Preferred Stock and receive shares of the Company's common stock such that the number of shares of the Company's common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of the Company's common stock.

The issuance of shares upon conversion of the Series C Preferred Stock may result in substantial dilution to the interests of other stockholders since GV may ultimately convert and sell the full amount issuable on conversion. Although GV may not convert the Series C Preferred Stock if such conversion would cause it to own more than 4.9% of our outstanding common stock, this restriction does not prevent them from converting some of their holdings, selling the stock and then converting the rest of their holdings. In this way, GV could sell more than this limit while never holding more than this limit.  As the investment has been held by GV in excess of one year, the holding period under Rule 144 of the Securities Act of 1933, as amended, has been satisfied, which would provide GV with the ability to immediately sell the shares of common stock it receives upon conversion under Rule 144 assuming all other obligations have been satisfied. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of all holders of the Company’s common stock. In addition, the number of shares of common stock issuable uponconversion of the outstanding Series C Preferred Stock may increase if the market price of the Company’s stock declines. The sale of these shares may adversely affect the market price of the Company’s common stock.   The continuously adjustable conversion feature could also limit our ability to raise capital at favourable prices in the future.  Investors may find the Company an unattractive investment because of the dilution in the Company’s shares caused by the Series C Preferred Stock.  In the event GV were to convert in full without taking into account the 4.9% limitation, the Series C Preferred Stock would be converted into 11,000,000 shares of common stock based on the market price of $0.02 as of September 25, 2012.

The issuance of the Series C Preferred Stock was made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated under Regulation D thereunder.  GV is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
3.1	Certificate of Designation – Series C Preferred Stock

10.1	Conversion Agreement between the Company and GV Global Communications, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOREX INTERNATIONAL TRADING CORP.

Date: September 27, 2012	By:	/s/ Erik Klinger
Kensington, MD		Erik Klinger, CFO

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